As filed with the Securities and Exchange Commission on September 19, 2007
Registration No. 333-[          ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CA, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	13-2857434 (I.R.S. Employer Identification No.)
One CA Plaza
Islandia, New York 11749-7000
(Address of principal executive offices)
CA, Inc. 2007 Incentive Plan
(Full title of Plans)
Amy Fliegelman Olli, Esq.
Executive Vice President and General Counsel
CA, Inc.
One CA Plaza
Islandia, New York 11749
(631) 342-6000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Plans/Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered(1)	Registered(2)	Per Share(3)($)	Offering Price($)	Fee($)
Common Stock, par value $0.10 per share, together with associated right to purchase shares of Series One Junior Participating Preferred Stock, Class A, without par value (the “Rights”) under the CA, Inc. 2007 Incentive Plan	30,000,000	24.59	737,700,000	22,648

(1)	Rights are attached to and trade with the Registrant’s Common Stock and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Stock. No additional registration fee is required.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding Common Stock.

(3)	Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457, based on the high and low prices for the Registrant’s Common Stock on the NYSE on September 17, 2007.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     CA, Inc. (the “Registrant”) hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):
(a) The Registrant’s annual report on Form 10-K for its fiscal year ended March 31, 2007;
(b) The Registrant’s quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2007;
(c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2007;
(d) The description of the Registrant’s common stock, par value $0.10 per share, outlined in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act, which in turn incorporates by reference the description in the Registrant’s Registration Statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act of 1933, as amended (the “Securities Act”).
(e) The description of the Registrant’s Rights, outlined in the Registrant’s Registration Statement on Form 8-A filed on November 15, 2006, which in turn incorporates by reference the Company’s Current Report on Form 8-K filed on October 16, 2006.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Registrant’s annual report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such annual report on Form 10-K.
     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Kenneth V. Handal, who rendered the opinion as to the legality of the Registrant’s common stock to be issued pursuant to this registration statement, is employed by the Registrant as Executive Vice President, Global Risk & Compliance and Corporate Secretary. Mr. Handal is the beneficial owner of approximately 56,719 shares of the Registrant’s common stock (which includes shares that remain subject to vesting and transfer restrictions) and of options to purchase 298,474 shares of the Registrant’s common stock (which includes options that are not yet exercisable).
Item 6. Indemnification of Directors and Officers.
     As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTH of the Registrant’s Restated Certificate of Incorporation, as amended, provides:
The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     The Registrant’s Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of a director’s duty of care.
     The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s Restated Certificate of Incorporation, as amended.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Index to Exhibits attached hereto.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islandia, County of Suffolk and the State of New York, on the 17th day of September, 2007.

CA, INC.
By	/s/ John A. Swainson
	Name:	John A. Swainson
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

* William E. McCracken	Non-Executive Chairman of the Board of Directors	9/17/2007

/s/ John A. Swainson John A. Swainson	Chief Executive Officer (Principal Executive Officer) and Director	9/17/2007

/s/ Nancy Cooper Nancy Cooper	Chief Financial Officer (Principal Financial Officer)	9/17/2007

/s/ Robert Cirabisi Robert Cirabisi	Senior Vice President and Corporate Controller (Principal Accounting Officer)	9/17/2007

*	Director	9/17/2007
Raymond J. Bromark

*	Director	9/17/2007
Alfonse M. D’Amato

*	Director	9/17/2007
Gary J. Fernandes

*	Director	9/17/2007
Robert E. La Blanc

*	Director	9/17/2007
Christopher B. Lofgren

*	Director	9/17/2007
Jay W. Lorsch

*	Director	9/17/2007
Lewis S. Ranieri

*	Director	9/17/2007
Walter P. Schuetze

*	Director	9/17/2007
Laura S. Unger

*	Director	9/17/2007
Ron Zambonini

*By:	/s/ Kenneth V. Handal Kenneth V. Handal,
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Provisions of the Registrant’s Restated Certificate of Incorporation that define the rights of security holders of the Registrant (previously filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K dated March 6, 2006, and incorporated herein by reference.).*

4.2	Provisions of the Registrant’s By-laws that define the rights of security holders of the Registrant (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 6, 2006, and incorporated herein by reference).*

4.3	Stockholder Protection Rights Agreement dated as of October 16, 2006 between the Company and Mellon Investor Services LLC (as rights agent) and related agreements (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated October 16, 2006, and incorporated herein by reference).*

4.4	CA, Inc. 2007 Incentive Plan and Forms of Award Agreements (previously filed as Exhibits 10.1-10.5 to the Company’s Current Report on Form 8-K dated August 27, 2007, and incorporated herein by reference).*

5	Opinion of Kenneth V. Handal, Esq. as to the legality of securities being offered hereunder.

15	Accountants Acknowledgement Letter

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kenneth V. Handal, Esq. (contained in his Opinion in Exhibit 5 hereto).

24	Power of Attorney.

*	Incorporated by reference.